   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 2000

                                                   REGISTRATION NO. 333-________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                            RFS HOTEL INVESTORS, INC.
             (Exact name of registrant as specified in its charter)

                                 ---------------

            Tennessee                                   62-1534743
 (State or other jurisdiction of           (I.R.S. Employer Identification No.)
  incorporation or organization)

                               RANDALL L. CHURCHEY
                      PRESIDENT AND CHIEF OPERATING OFFICER
                            RFS HOTEL INVESTORS, INC.

    850 Ridge Lake Boulevard, Suite 220               850 Ridge Lake Boulevard, Suite 220
     Memphis, Tennessee 38120                          Memphis, Tennessee 38120
          (901) 767-7005                                    (901) 767-7005
     (Address, including zip code, and                (Name, address, including zip code,
     telephone number, including area code,             and telephone, number, including
of registrant's principal executive offices)          area code, of agent for service)

                                -----------------

                                    COPY TO:
                              DAVID C. WRIGHT, ESQ.
                                HUNTON & WILLIAMS
                          RIVERFRONT PLAZA, EAST TOWER
                              951 EAST BYRD STREET
                          RICHMOND, VIRGINIA 23219-4074
                                 (804) 788-8200

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.

         IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING
BOX: [ ]

         IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX: [X]

         IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING: [ ]

         IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING: [ ]

         IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434 UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX: [ ]

                                                                    Proposed
                                                   Proposed          Maximum
    Title of Each Class           Aggregate         Maximum         Aggregate         Amount of
       of Securities              Amount To      Offering Price      Offering       Registration
     To Be Registered           Be Registered     Per Unit (1)        Price              Fee
     ----------------           -------------     ------------        -----              ---
Common Stock, $.01 par value      1,200,000        $12.66         $15,192,000          $4,011

---------------

(1) Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine. Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the

Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 28, 2000
                             PRELIMINARY PROSPECTUS
                                1,200,000 SHARES
                            RFS HOTEL INVESTORS, INC.
                                  COMMON STOCK

                            ------------------------

         This prospectus relates to the sale of up to 1,200,000 shares of our common stock by RFS, Inc., a subsidiary of Hilton Hotels Corporation. The shares of common stock are issuable to RFS, Inc. pursuant to the repurchase from RFS, Inc. of 973,684 shares of our convertible preferred stock, Series A.

         Shares resold under this prospectus may be offered and sold by RFS, Inc. from time to time in open-market or privately-negotiated transactions that may involve underwriters, brokers or dealers.

         We will not receive any of the cash proceeds from the sale of the shares covered by this prospectus, and the registration of the shares does not necessarily mean that any of them will be offered or sold by the selling shareholder.

         In part so that we can continue to qualify as a "real estate investment trust" under the federal income tax laws, our charter generally does not permit anyone to own more than 9.9% of our outstanding shares of common stock. This limitation and other limits on who can own our shares of common stock are described in this prospectus under "Restrictions on Ownership and Transfer."

         Our shares of common stock trade on the New York Stock Exchange under the symbol "RFS".

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE RISK FACTORS DESCRIBED IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION WHICH ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                            ------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                The date of this prospectus is _______ ___, 2000

                       TABLE OF CONTENTS

A WARNING ABOUT FORWARD-LOOKING STATEMENTS ............................  1
RFS HOTEL INVESTORS, INC...............................................  1
SECURITIES TO BE OFFERED...............................................  1
DESCRIPTION OF CAPITAL SHARES..........................................  1
RESTRICTIONS ON OWNERSHIP AND TRANSFER.................................  2
FEDERAL INCOME TAX CONSEQUENCES OF
      OUR STATUS AS A REIT.............................................  3
USE OF PROCEEDS........................................................ 25
SELLING SHAREHOLDER.................................................... 25
PLAN OF DISTRIBUTION................................................... 26
EXPERTS................................................................ 28
LEGAL MATTERS.......................................................... 28
WHERE YOU CAN FIND MORE INFORMATION.................................... 29

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS


         This prospectus, and the documents incorporated by reference, may contain "forward-looking" statements as described in Section 27A of the Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements usually include words like "believes," "anticipates" and "expects" and describe our expectations for the future. Of course, these expectations may not be met in important ways for a variety of reasons. We have described these reasons in our most recent Annual Report on Form 10-K and in our report on Form 8-K filed with the SEC on May 12, 1999 and the other reports we file with the SEC, and you should review them before you make any investment decision. We are not required to update any forward-looking statements we make and we may not make any updates.

                            RFS HOTEL INVESTORS, INC.

         We are a self-managed real estate investment trust that owns hotel properties. We generally do business through our operating partnership, RFS Partnership, L.P., for which we serve as the sole general partner. We own an approximate 90.5% interest in our operating partnership as of September 28, 2000. We currently own 62 hotels containing an aggregate of 9,089 rooms and suites located in 24 states. Our hotels include (i) 15 upscale hotels, (ii) 19 extended-stay hotels and (iii) 28 limited-service hotels.

         As of September 28, 2000, we lease 52 hotels to RFS, Inc., and other wholly-owned subsidiaries of Hilton, six hotels to three other lessees and four hotels are not leased. Fifty-two hotels are managed by wholly-owned subsidiaries of Hilton and 10 hotels are managed by five other third-party management companies.

         We are a Tennessee corporation. Our executive offices are located at 850 Ridge Lake Boulevard, Suite 220, Memphis, Tennessee 38120, and our telephone number is (901) 767-7005. Our shares of common stock are traded on the New York Stock Exchange under the symbol "RFS". References in this prospectus to "us", "we" or "our company" means RFS Hotel Investors, Inc., together with our subsidiaries, unless the context otherwise requires.

                            SECURITIES TO BE OFFERED

         This prospectus relates to the offer and sale from time to time of up to 1,200,000 shares of our common stock by RFS, Inc., the lessee of 52 of our hotels. The shares are issuable to RFS, Inc. in connection with the re-purchase from RFS, Inc. of shares of our Series A preferred stock described below.

                          DESCRIPTION OF CAPITAL SHARES

         We are authorized to issue 100,000,000 shares of common stock, par value $.01 per share, and 5,000,000 preferred shares, $.01 par value per share. As of September 28, 2000, we had 24,499,179 shares of common stock and 973,684 shares of convertible preferred stock, Series A outstanding. All of our Series A preferred shares are currently owned by RFS, Inc. and we have agreed to acquire those shares from RFS, Inc. in exchange for cash, shares of our common stock or a combination, at our election. This prospectus relates to the sale by RFS, Inc.

of up to 1,200,000 shares of our common stock issuable to RFS, Inc. in connection with the purchase of our Series A preferred stock from RFS, Inc. The following is only a summary of some of the rights of our shareholders. You should refer to our charter and bylaws for a complete statement of our shareholders' rights. Both the charter and the bylaws are exhibits to the registration statement of which this prospectus is a part.

         COMMON STOCK. Holders of our of common stock have one vote per share on all matters voted on by shareholders, including elections of directors. Our charter does not provide for cumulative voting in the election of directors or for preemptive rights to acquire new shares which we issue. Holders of our common stock receive dividends as declared by our board of directors out of available funds, after payment of or provision for full cumulative dividends on and any required redemptions of shares of preferred stock then-outstanding. In the event of liquidation or dissolution of our company, holders of our common stock are entitled to share ratably in the distributable assets of our company remaining after satisfaction of any prior preferential rights of holders of preferred stock and all other debts and liabilities of our company.

         The transfer agent for our common stock is SunTrust Bank, Atlanta, Georgia.

         PREFERRED STOCK. Under our charter, our board of directors is authorized, without further shareholder action, to issue up to 5,000,000 shares of preferred stock. Our board may issue preferred shares in series, with different preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions. In 1996, we issued 973,684 shares of Series A preferred stock to RFS, Inc. We have agreed to acquire all of these shares from RFS, Inc. in exchange for cash, shares of our common stock or a combination, at our election. Upon such acquisition, we will retire the Series A preferred stock. While outstanding, each share of Series A preferred stock may be converted by the holder into one share of common stock, subject to adjustment for stock splits, stock dividends or similar events, at any time after February 27, 2003. Additionally, at any time after February 27, 2003, we may redeem the Series A preferred stock for a price of $19.00 per share, plus all accrued and unpaid dividends to and including the date fixed for redemption, subject to the rights of the holder of the Series A preferred stock to convert the Series A preferred stock to shares of our common stock.

                     RESTRICTIONS ON OWNERSHIP AND TRANSFER

         In order for us to maintain our qualification as a REIT, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws to include certain entities) during the last half of any taxable year. Furthermore, if any shareholder or group of shareholders of one of our lessees owns, actually or constructively, 10% or more of our stock, such lessee could become a related-party tenant, which likely would result in loss of our REIT status. Our charter prohibits direct or indirect ownership (taking into account applicable ownership provisions of the federal income tax laws) of more than 9.9% of the number of our outstanding shares of common stock. Generally, the shares of common stock owned by related or affiliated owners will be aggregated for purposes of this ownership limitation. Any transfer of shares of common stock that would violate the ownership limitation will be void, the intended transferee of such shares will be deemed never to have had an interest in such shares, and such shares will be designated "shares-in-trust." Further, we will be deemed to have been offered shares-in-trust for purchase at the lesser of (i) the market price (as defined in our charter) on the date we accept the offer or (ii) the price per share in the transaction that created such shares-in-trust (or in certain other cases specified in our charter, such as a gift, the market price on the date of such event). Therefore, the record holder of shares of our common stock in excess of the ownership limitation will experience a financial loss when such shares are redeemed, if the market price falls between the date of purchase and the date of redemption. Our board of directors may grant an exemption from the ownership limitation to any person so requesting, so long as (a) the board has determined that such exemption will not result in our company being "closely held" within the meaning of the federal income tax laws, and (b) such person provides to the board such representations and undertakings as the board may require.

             FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

         This section summarizes the federal income tax issues that our shareholders may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to shareholders. In addition, this section does not address the tax issues that may be important to shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, except to the extent discussed in "--Taxation of Tax-Exempt Shareholders" below, financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations, except to the extent discussed in "--Taxation of Non-U.S. Shareholders" below.

         The statements in this section are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations thereof, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

          -----------------------------------------------------------

         We urge you to consult your own tax advisor regarding the specific tax consequences to you of owning shares of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.

          -----------------------------------------------------------

         TAXATION OF OUR COMPANY

         We elected to be taxed as a REIT under the federal income tax laws commencing with our short taxable year ended December 31, 1993. We believe that we have operated in a manner intended to qualify as a REIT since our election to be a REIT and we intend to continue to so operate. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

         Our qualification as a REIT depends on our ability to meet on a continuing basis qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail below. For a discussion of the tax treatment of our company and our shareholders if we fail to qualify as a REIT, see "--Failure to Qualify."

         If we qualify as a REIT, we will not generally be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that we avoid the "double taxation," or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

         - We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned.

         - We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to our shareholders.

         - We will pay income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure that we hold primarily for sale to customers in the ordinary course of business and (2) other nonqualifying income from foreclosure property.

         - We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

         - If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "--Requirements for Qualification--Income Tests," and nonetheless continues to qualify as a REIT because we meet other requirements, we will pay a 100% tax on (1) the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by (2) a fraction intended to reflect our profitability.

         - If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of such required distribution over the amount we actually distributed.

         - We may elect to retain and pay income tax on our net long-term capital gain.

         - If we acquire any asset from a C corporation, or a corporation generally subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the C corporation's basis in the asset, or another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset. The amount of gain on which we will pay tax is the lesser of (1) the amount of gain that we recognize at the time of the sale or disposition and (2) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset. The rule described in this paragraph will apply assuming that we make an election for the rule to apply upon our acquisition of an asset from a C corporation.

         REQUIREMENTS FOR REIT QUALIFICATION

         A REIT is a corporation, trust, or association that meets the following requirements:

1.       it is managed by one or more trustees or directors;

2. its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3. it would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws;

4. it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

5. at least 100 persons are beneficial owners of its shares or ownership certificates;

6. not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include specified entities, during the last half of any taxable year;

7. it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service to elect and maintain REIT status;

8. it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

9. it meets other qualification tests, described below, regarding the nature of its income and assets.

         We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for such taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

         We believe that we have issued sufficient shares of common stock with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our charter restricts the ownership and transfer of our outstanding shares of stock so that we should continue to satisfy requirements 5 and 6. The provisions of our charter restricting the ownership and transfer of the common stock are described in "Restrictions on Ownership and Transfer."

         We currently have several wholly-owned corporate subsidiaries and may have additional corporate subsidiaries in the future. A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" of our company will be ignored, and all assets, liabilities, and items of income, deduction, and credit of each such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. Consequently, those subsidiaries are not subject to federal income taxation, although they may be subject to state and local taxation. Our current corporate subsidiaries are "qualified REIT subsidiaries."

         In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of our operating partnership, its subsidiary partnerships, and any other partnership in which we acquire an interest are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

         INCOME TESTS

         We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of the 75% gross income test includes:

         -        rents from real property;

         - interest on debt secured by mortgages on real property or on interests in real property; and

         - dividends or other distributions on and gain from the sale of shares in other REITs.

         Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing. Gross income from the sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both income tests. The following paragraphs discuss the specific application of these tests to our company.

         Rents. Pursuant to percentage leases, our lessees lease the land, buildings, improvements, furnishings and equipment comprising our hotels for 15-year terms. The percentage leases provide that the lessees are obligated to pay (1) the greater of a base rent or percentage rent and (2) other additional charges. The percentage rent is calculated by multiplying fixed percentages by the gross room revenues (and food and beverage revenues, if applicable) for each of the hotels. The base rent accrues and is required to be paid monthly. Percentage rent is due quarterly.

         In order for the base rent, the percentage rent, and the additional charges to constitute "rents from real property," the percentage leases must be respected as "true leases" for federal income tax purposes and not treated as service contracts, joint ventures, or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

         -        the intent of the parties;

         -        the form of the agreement;

         - the degree of control over the property that is retained by the property owner, such as whether the lessee has substantial control over the operation of the property or whether the lessee is required simply to use its best efforts to perform its obligations under the agreement; and

         - the extent to which the property owner retains the risk of loss with respect to the property, such as whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property.

         In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether:

         - the service recipient is in physical possession of the property;

         -        the service recipient controls the property;

         - the service recipient has a significant economic or possessory interest in the property - such as whether the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property;

         - the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

         - the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and

         - the total contract price does not substantially exceed the rental value of the property for the contract period.

         Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

         We believe that the percentage leases will be treated as true leases for federal income tax purposes. Such belief is based, in part, on the following facts:

         - We and the lessees intend for our relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;

         - the lessees have the right to the exclusive possession, use, and quiet enjoyment of the hotels during the term of the percentage leases;

         - the lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the hotels, other than the cost of maintaining underground utilities and structural elements and the cost of capital improvements, and dictate how the hotels are operated, maintained, and improved;

         - the lessees bear all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases, other than real property taxes, property insurance premiums, and, under certain percentage leases, casualty insurance premiums;

         - the lessees benefit from any savings in the costs of operating the hotels during the term of the percentage leases;

         - in the event of damage to or destruction of a hotel, generally the applicable lessee is at economic risk because it is obligated either (A) to restore the property to its prior condition, in which event it may be required to bear all costs of such restoration in excess of any insurance proceeds, or (B) to offer to purchase the hotel for an amount generally equal to the fair market value of the property, less any insurance proceeds;

         - each lessee has indemnified against all liabilities imposed on us during the term of the percentage leases by reason of (A) injury to persons or damage to property occurring at the hotels, (B) its use, management, maintenance, or repair of the hotels, (C) any environmental liability caused by acts or grossly negligent failures to act of the lessee, (D) taxes and assessments in respect of the hotels that are the obligation of the lessee, or (E) any breach of the percentage leases or of any sublease of a hotel by the lessee;

         - the lessees are obligated to pay substantial fixed rent for the period of use of the hotels;

         - the lessees stand to incur substantial losses or reap substantial gains depending on how successfully they operate the hotels;

         - we cannot use the hotels concurrently to provide significant services to entities unrelated to the lessees; and

         - the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

         If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that we receive from the lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status.

         In order for the base rent, the percentage rent, and the additional charges to constitute "rents from real property," the following conditions must be met:

         - First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

         - Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent.

         - Third, all of the rent received under a lease of real property will not qualify as "rents from real property" unless the rent attributable to the personal property leased in connection with such lease is no more than 15% of the total rent received under the lease.

         - Finally, we generally must not operate or manage our real property or furnish or render services to its tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an "independent contractor," but instead may provide services directly, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. See "Asset Tests--1999 Tax Bill."

         As stated above, the percentage rent must not be based in whole or in part on the income or profits of any person. Percentage rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages:

         -        are fixed at the time the percentage leases are entered into;

         - are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

         -        conform with normal business practice.

         More generally, the percentage rent will not qualify as "rents from real property" if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. Because the percentage rent is based on fixed percentages of the gross room revenues from the hotels that are established in the percentage leases, and
(1) we do not expect that the percentages will be renegotiated during the term of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and (2) we believe the percentage rents conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, with respect to other hotel properties that we acquire in the future, we do not expect to charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

         Second, we must not own, actually or constructively, 10% or more of any lessee (a "related party tenant"). The constructive ownership rules of the federal income tax laws generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own directly any stock in any lessee. Our charter prohibits any shareholder from transferring shares of our stock if the transfer would cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our real property. Thus, we should never own, actually or constructively, 10% or more of any lessee. Furthermore, with respect to hotel properties that we acquire in the future, we do not expect to lease any such property to a "related party tenant." However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of the stock, we cannot guarantee that such transfers or other events of which we have no knowledge will not cause us to own constructively own 10% or more of a lessee at some future date.

         Third, our rent attributable to personal property leased in connection with a hotel must not exceed 15% of the rent received under the lease. The rent attributable to the personal property in a hotel is the amount that bears the same ratio to total rent for the taxable year as:

         - the average of the adjusted bases of the personal property in the hotel at the beginning and at the end of the taxable year bears to

         - the average of the aggregate adjusted bases of both the real and personal property comprising the hotel at the beginning and at the end of such taxable year (the "adjusted basis ratio").

         With respect to each of our hotels, we believe either that the adjusted basis ratio for the hotel is less than 15% or the income attributable to excess personal property will not prevent us from qualifying as a REIT or subject it to any federal income taxation. Further, we anticipate that any additional personal property that we acquire will not cause us to lose our REIT status or subject us to any federal income taxation. There can be no assurance, however, that the Internal Revenue Service will not assert that the personal property that we acquire has a value in excess of our appraised value, or that a court will not uphold such assertion.

         Finally, we cannot furnish or render non-customary services to the tenants of the hotels, or manage or operate the hotels, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we may provide a minimal amount of non-customary services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Provided that the percentage leases are respected as true leases, we should satisfy that requirement because we do not perform, nor will we perform, any services other than customary ones for the lessees. Furthermore, we do not expect to perform non-customary services with respect to the tenants of hotel properties that we acquire in the future. As described above, however, if the percentage leases are recharacterized as service contracts or partnership agreements, the rent likely would be disqualified as "rents from real property" because we would be considered to furnish or render services to the occupants of the hotels and to manage or operate the hotels other than through an independent contractor. See "Asset Tests--1999 Tax Bill."

         Additional Charges. In addition to the rent, the lessees are required to pay us additional charges. To the extent that the additional charges represent either (1) reimbursements of amounts that the lessees are obligated to pay to third parties or (2) penalties for non-payment or late payment of such amounts, the additional charges should qualify as "rents from real property." To the extent, however, that the additional charges represent interest accrued on the late payment of the rent or the additional charges, the additional charges should not qualify as "rents from real property," but instead should be treated as interest that qualifies for the 95% gross income test.

         Interest. The term "interest" generally does not include any amount received or accrued if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

         Prohibited Transactions. We will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held for sale to customers and that a sale of any such asset would not be in the ordinary course of business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure investors, however, that we can comply with such safe-harbor provisions or that we will avoid owning property that may be characterized as property that is held "primarily for sale to customers in the ordinary course of a trade or business."

         Hedging Activities. In the future, we may enter into hedging transactions with respect to one or more of assets or liabilities. Those hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

         Failure to Satisfy Income Tests. Our investment, through our subsidiaries in the hotels in major part gives rise to income that is qualifying income for purposes of both gross income tests. We believe that, other than the late charges attributable to rent, which are treated as interest that qualifies for the 95% gross income test but not the 75% gross income test, that income qualifies as rents from real property for purposes of both gross income tests. Gains on sales of the hotels or a sale of the our interest in subsidiaries generally will be qualifying income for purposes of both gross income tests. We anticipate that income on our other investments will not result in our failing either gross income test for any year.

         If, however, we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under the federal income tax laws. Those relief provisions generally will be available if:

         - our failure to meet such tests is due to reasonable cause and not due to willful neglect;

         - we attach a schedule of the sources of its income to our tax return; and

         - any incorrect information on the schedule was not due to fraud with intent to evade tax.

         We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "--Taxation of the Company," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

         ASSET TESTS

         To maintain our qualification as a REIT, we also must satisfy two asset tests at the close of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

         -        cash or cash items, including receivables;

         -        government securities;

         - interests in real property, including leaseholds and options to acquire real property and leaseholds;

         -        interests in mortgages on real property;

         -        stock in other REITs; and

         - investments in stock or debt instruments during the one-year period following the receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

         The second asset test has two components:

         - First, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets; and

         - Second, we may not own more than 10% of any one issuer's outstanding voting securities.

         For purposes of both components of the second asset test, the term "securities" does not include our stock in any qualified REIT subsidiary or our interest in our property owning partnerships.

         If we should fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (1) we satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more nonqualifying assets. If we do not satisfy the condition described in clause (2) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

         1999 Tax Bill. Legislation was enacted in 1999 (the "1999 Tax Bill") that will allow us to own up to 100% of the stock of taxable REIT subsidiaries ("TRSs"), which can perform activities unrelated to our tenants, such as third-party management, development, and other independent business activities, as well as provide customary and non-customary services to the our tenants. Our company and a subsidiary must elect for the subsidiary to be treated as a TRS. In addition, the 1999 Tax Bill will prevent us from owning more than 10% of the voting power or value of the stock of a taxable subsidiary that is not treated as a TRS. Current law only prevents us from owning more than 10% of the voting stock of a taxable subsidiary. Overall, no more than 20% of our assets can consist of securities of TRSs under the 1999 Tax Bill. The TRS provisions of the 1999 Tax Bill will apply for taxable years beginning after December 31, 2000.

DISTRIBUTION REQUIREMENTS

         Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

         - the sum of (1) 95% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss, and (2) 95% of our after-tax net income, if any, from foreclosure property; minus

         -        the sum of specified items of noncash income.

         We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration. Under the 1999 Tax Bill, the 95% distribution requirement discussed above was reduced to 90% for taxable years beginning after December 31, 2000.

         We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

         -        85% of our REIT ordinary income for such year;

         -        95% of our REIT capital gain income for such year; and

         -        any undistributed taxable income from prior periods,

then we will incur a 4% non-deductible excise tax on the excess of such required distribution over the amount we actually distributed.

         We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "--Taxation of Taxable U.S. Shareholders." If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

         It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our "REIT taxable income." Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciable property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the 4% excise tax. In such a situation, we may need to borrow funds or issue additional shares of common or preferred stock.

         We may be able to correct a failure to meet the 95% distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

         RECORDKEEPING REQUIREMENTS

         We must maintain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding stock. We have complied, and intend to continue to comply, with such requirements.

         FAILURE TO QUALIFY

         If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to limitations, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

         TAXATION OF TAXABLE U.S. SHAREHOLDERS

         As long as we qualify as a REIT, a taxable "U.S. shareholder" must take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of stock that for U.S. federal income tax purposes is:

         -        a citizen or resident of the United States;

         - a corporation, partnership, or other entity created or organized in or under the laws of the United States or of a political subdivision thereof;

         - an estate whose income from sources outside the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or

         - any trust with respect to which (1) a U.S. court is able to exercise primary supervision over the administration of such trust and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust.

         A U.S. shareholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. shareholder has held its shares of common stock. We generally will designate capital gain dividends as either 20% or 25% rate distributions. A corporate U.S. shareholder, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

         We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its shares of common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

         A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the U.S. shareholder's shares of common stock. Instead, such distribution will reduce the adjusted basis of such shares of common stock. A U.S. shareholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder's adjusted basis in its shares of common stock as long-term capital gain, or short-term capital gain if the shares of common stock have been held for one year or less, assuming the shares of common stock are a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

         Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we generally would carry over such losses for potential offset against our future income. Taxable distributions from us and gain from the disposition of the shares of common stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses," such as losses from some types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of shares of common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

         TAXATION OF U.S. SHAREHOLDERS ON DISPOSITION OF COMMON STOCK

         In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of shares of common stock as long-term capital gain or loss if the U.S. shareholder has held the shares of common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of shares of common stock held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and other distributions from us that the U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the shares of common stock may be disallowed if the U.S. shareholder purchases other shares of common stock within 30 days before or after the disposition.

         CAPITAL GAINS AND LOSSES

         A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that we designate as capital gain dividends and any retained capital gain that it is deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

         INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

         We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions unless such holder (1) is a corporation or comes within another exempt category and, when required, demonstrates this fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. The Treasury Department has issued final regulations regarding the backup withholding rules as applied to non-U.S. shareholders. Those regulations alter the procedural aspects of backup withholding compliance and are effective for distributions made after December 31, 2000.

         TAXATION OF TAX-EXEMPT SHAREHOLDERS

         Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to tax on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income.

         If, however, a tax-exempt shareholder were to finance its acquisition of the shares of common stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, a qualified employee pension or profit sharing trust that owns more than 10% of our stock may be required to treat a percentage of the dividends that it receives from the Company as unrelated business taxable income. Such percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

         - the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

         - we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding its shares of our stock in proportion to their actuarial interests in the pension trust; and

         - either (1) one pension trust owns more than 25% of the value of our stock or (2) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

         TAXATION OF NON-U.S. SHAREHOLDERS

         The rules governing U.S. federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "non-

U.S. shareholders") are complex. This section is only a summary of such rules. WE URGE NON-U.S. SHAREHOLDERS TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS ON OWNERSHIP OF THE SHARES OF COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

         A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions. The non-U.S. shareholder also may be subject to the 30% branch profits tax if it is a non-U.S. corporation. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

         - a lower treaty rate applies and the non-U.S. shareholder files the required form evidencing eligibility for that reduced rate with us; or

         - the non-U.S. shareholder files an IRS Form 4224 with us claiming that the distribution is effectively connected income.

         The Treasury Department has issued final regulations that modify the manner in which we will comply with the withholding requirements. Those regulations are effective for distributions made after December 31, 2000.

         A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the shareholder's shares of common stock. Instead, the distribution will reduce the adjusted basis of the shareholder's shares of common stock. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares of common stock, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its shares of common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if it is later determined that a distribution in fact exceeded our current and accumulated earnings and profits.

         We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

         For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of "U.S. real property interests" under special provisions of the federal income tax laws ("FIRPTA"). The term "U.S. real property interests" includes interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on a distribution attributable to gain from sales of U.S. real property interests at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount withheld.

         A non-U.S. shareholder generally will not incur tax under FIRPTA as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our outstanding stock. We cannot assure you that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of the shares of common stock at all times during a specified testing period will not incur tax under FIRPTA if the shares of common stock are "regularly traded" on an established securities market. If the gain on the sale of the shares of common stock were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of non-resident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if:

         -        the gain is effectively connected with the non-U.S.
                  shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain; or

         - the non-U.S. shareholder is a non-resident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

         OTHER TAX CONSEQUENCES

         State And Local Taxes. We and you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon the ownership of the shares of common stock.

         TAX ASPECTS OF OUR INVESTMENT IN SUBSIDIARY PARTNERSHIPS

         The following discussion summarizes the federal income tax considerations applicable to our direct or indirect investments in the subsidiary partnerships. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification As A Partnership.

         We are entitled to include in our income our distributive share of a subsidiary partnership's income and to deduct our distributive share of a hotel partnership's losses only if the partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

         - is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "check-the-box regulations"); and

         -        is not a "publicly traded" partnership.

         Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as our operating partnership, will be respected for all periods prior to January 1, 1997 if:

         - the entity had a reasonable basis for its claimed classification;

         - the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997; and

         - neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.

         Each of our subsidiary partnerships in existence prior to January 1, 1997 reasonably claimed partnership classification under the Treasury regulations relating to entity classification in effect prior to January 1, 1997. In addition, each of our subsidiary partnerships intends to continue to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

         A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership's gross income for such year consists of passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the "90% passive income exception").

         Treasury regulations provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "private placement exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if:

         - all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended; and

         - the partnership does not have more than 100 partners at any time during the partnership's taxable year.

         In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if:

         - substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership; and

         - a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation.

Each of our subsidiary partnerships qualifies for the private placement exclusion.

         If a subsidiary partnership is considered a publicly traded partnership because it is deemed to have more than 100 partners, it should not be treated as a corporation because it should be eligible for the 90% passive income exception. If, however, for any reason a subsidiary partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See "Federal Income Tax Consequences of the Company's Status as a REIT -- Requirements for Qualification -- Income Tests" and "-- Requirements for Qualification -- Asset Tests." In addition, any change in the subsidiary partnership's status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See "Federal Income Tax Consequences of the Company's Status as a REIT -- Requirements for Qualification -- Distribution Requirements." Further, items of income and deduction of the of our subsidiary partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the of our subsidiary partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the subsidiary partnership's taxable income.

Income Taxation Of The Subsidiary Partnerships And Their Partners

         PARTNERS, NOT PARTNERSHIP, SUBJECT TO TAX. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each subsidiary partnership's income, gains, losses, deductions, and credits for any taxable year of such subsidiary partnership ending within or with its taxable year, without regard to whether we have received or will receive any distribution from the partnership.

         PARTNERSHIP ALLOCATIONS. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each subsidiary partnership's allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

         TAX ALLOCATIONS WITH RESPECT TO CONTRIBUTED PROPERTIES. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

         Our operating partnership was formed by way of contributions of appreciated property and has received contributions of appreciated property since our initial public offering. The partnership agreement governing our operating partnership requires such allocations to be made in a manner consistent with the federal income tax laws governing partnership allocations.

         Under the partnership agreement for our operating partnership, depreciation or amortization deductions of our operating partnership generally are allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in us receiving a disproportionate share of such deductions. In addition, gain on the sale of a contributed hotel will be specially allocated to the contributing partners to the extent of any "built-in" gain with respect to such hotel for federal income tax purposes.

         BASIS IN PARTNERSHIP INTEREST. Our adjusted tax basis in our operating partnership generally is equal to the following:

         - the amount of cash and the basis of any other property we have contributed to our operating partnership;

         - increased by (1) our allocable share of our operating partnership's income and (2) our allocable share of our operating partnership's indebtedness; and

         - reduced, but not below zero, by (1) our allocable share of our operating partnership's loss and (2) the amount of cash distributed to us, including constructive distributions resulting from a reduction in its share of our operating partnership's indebtedness.

         If the allocation of our distributive share of the our operating partnership's loss would reduce our adjusted tax basis in our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our operating partnership's distributions, or any decrease in our share of the indebtedness of our operating partnership, which is considered a constructive cash distribution, would reduce our adjusted tax basis below zero, such distributions would constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as capital gain, and, if our partnership interest in our operating partnership has been held for longer than one year, the distributions and constructive distributions will constitute long-term capital gain.

         DEPRECIATION DEDUCTIONS AVAILABLE TO THE SUBSIDIARY PARTNERSHIPS. To the extent that a subsidiary partnership has acquired a hotel for cash, its initial basis in such hotel for federal income tax purposes generally was equal to the purchase price paid by the subsidiary partnership. The subsidiary partnerships depreciate such depreciable hotel property under modified accelerated cost recovery system of depreciation ("MACRS"). The subsidiary partnerships use MACRS for furnishings and equipment. Under MACRS, the subsidiary partnerships generally depreciate such furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, a subsidiary partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the subsidiary partnerships generally depreciate buildings and improvements over a 39-year recovery period using a straight line method and a mid-month convention.

         To the extent that the our operating partnership has acquired hotels in exchange for units of limited partnership interest in the operating partnership, its initial basis in each hotel for federal income tax purposes should be the same as the transferor's basis in that hotel on the date of acquisition. Although the law is not entirely clear, the our operating partnership generally depreciates such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. Our operating partnership's tax depreciation deductions are allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws to use a method for allocating depreciation deductions attributable to the hotels or other contributed properties that results in us receiving a disproportionately large share of such deductions.

         SALE OF PROPERTY. Generally, any gain realized by us or a subsidiary partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized on the disposition of contributed properties will be allocated first to the contributing partners to the extent of their "built-in gain" on those properties for federal income tax purposes. The partners' "built-in gain" on the contributed properties sold will equal the excess of the partners' proportionate share of the book value of those properties over the partners' tax basis allocable to those properties at the time of the sale. Any remaining gain on the disposition of the contributed properties, and any gain recognized by the subsidiary partnerships on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the partnership.

         Our share of any gain realized by a subsidiary partnership on the sale of any property held by the partnership as inventory or other property held primarily for sale to customers in the ordinary course of the partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See "Federal Income Tax Consequences of Our Status as a REIT -- Requirements for Qualification -- Income Tests." However, we do not presently intend to acquire or hold or to allow any subsidiary partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our trade or business.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of common stock by selling shareholders pursuant to this prospectus.

                               SELLING SHAREHOLDER

         This prospectus relates to the sale by RFS, Inc. of up to 1,200,000 shares of our common stock issuable to RFS, Inc. in connection with the purchase of 973,684 shares of our Series A preferred stock from RFS, Inc. Because the formula for determining the number of shares of common stock issuable to RFS, Inc. as payment for the shares of Series A preferred stock is based upon the market value of our common stock during the period of time twenty days prior to the fifth business day prior to the date of purchase and because we may elect to purchase all or a portion of the Series A preferred stock for cash, the exact number of shares of common stock which may be offered and sold by RFS, Inc. pursuant to this prospectus is not currently known. However, we will not issue in excess of 1,200,000 shares of our common stock to RFS, Inc. and this prospectus relates to this maximum number of shares. The following table represents the maximum number of shares of common stock which may be offered and sold by RFS, Inc. pursuant to this prospectus. The table sets forth as of September 28, 2000, and as adjusted to reflect the sale of up to 1,200,000 shares of common stock, certain information regarding RFS, Inc.'s beneficial ownership of shares of our common stock.

               Prior to Offering                                 After Offering
   -------------------------------------------    -------------------------------------------
                                                    Shares of
                                  Percent of      Common Stock                    Percent of
     Selling         Shares       Outstanding      Registered         Shares      Outstanding
   Shareholder        Owned         Shares          Hereunder        Owned(3)       Shares
   -----------        -----         ------                          ---------       ------

    RFS, Inc.      1,277,903(1)      5.0%          1,200,000(2)      77,903(1)        (4)

------------------

(1) Includes the shares of common stock covered by this prospectus and 77,903 shares of common stock issuable upon redemption of 77,903 units of limited partnership interest of RFS Partnership, L.P. held by RFS, Inc.

(2) This registration statement also shall cover any additional shares of our common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

(3)      Assumes all shares of common stock registered hereunder are sold.

(4)      Represents less than one-percent.

                              PLAN OF DISTRIBUTION

         We are registering all 1,200,000 shares on behalf of RFS, Inc. All of the shares are issuable to RFS, Inc. in connection with the purchase from RFS, Inc. of shares of our Series A preferred stock. We will receive no proceeds from the sale of the shares. RFS, Inc. or pledgees, donees, transferees or other successors-in-interest selling shares received from RFS, Inc. as a gift, partnership distribution or other non sale-related transfer after the date of this prospectus may sell the shares from time to time. RFS, Inc. and these selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. Our common stock may be sold by one or more of, or a combination of, the following:

         - a block trade in which the broker-dealer so engaged will attempt to sell our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction,

         - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

         - an exchange distribution in accordance with the rules of such exchange,

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

         -        in privately negotiated transactions.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

         The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of our common stock or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver our common stock to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of our common stock. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell our common stock so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of our common stock for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with sales and purchases of our common stock. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2 (11) of the Securities Act of 1933 in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of our common stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2 (11) of the Securities Act of 1933, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by selling shareholders.

         Our common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states our common stock may not be sold unless registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of our common stock may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of our common stock.

         We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933 upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

         - the name of each such selling shareholder and of the participating broker-dealer(s),

         -        the number of shares involved,

         -        the price at which such shares were sold,

         - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

         - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

         -        other facts material to the transaction.

         We will bear all costs, expenses and fees in connection with the registration of our common stock. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

                                    EXPERTS

         The consolidated financial statements and related financial statement schedule of RFS Hotel Investors, Inc., as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered pursuant to this prospectus will be passed upon for us by Hunton & Williams, Richmond, Virginia.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov."

         The SEC allows us to "incorporate by reference" into this prospectus certain information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

         -        Annual Report on Form 10-K for the year ended December 31,
                  1999;

         - Quarterly Reports on Form 10-Q for the three months ended March 31, 2000 and the six months ended June 30, 2000;

         - The description of the shares of common stock contained in our Registration Statement on Form 8-A, filed with the SEC on August 1, 1996; and

         -        Report on Form 8-K dated May 12, 1999.

         You may request a copy of these filings, at no cost, by writing or telephoning:

         RFS Hotel Investors, Inc.
         850 Ridge Lake Boulevard, Suite 220
         Memphis, Tennessee  38120
         Telephone:  (901) 767-7005

         As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. These shares will not be offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

        ================================================================

         NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY OUR COMPANY OR THE SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF OUR COMPANY SINCE THE DATE HEREOF.

================================================================================

================================================================================

                            RFS HOTEL INVESTORS, INC.
                                1,200,000 SHARES
                                  COMMON STOCK

             ------------------------------------------------------

                                   PROSPECTUS

             ------------------------------------------------------
                                ___________, 2000


================================================================================

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


         ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses in connection with the offering are as follows:

         Securities and Exchange Commission registration fee            $ 4,011
         Accounting fees and expenses                                     3,000
         Legal fees and expenses                                         20,000
         Miscellaneous                                                    2,500

                  TOTAL                                                 $29,511

         Our company will pay all of the expenses listed above. None of these expenses will be borne by the selling shareholder named in the accompanying prospectus.


         ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Our charter generally limits the liability of our directors and officers to our company or our shareholders for money damages to the fullest extent permitted from time to time by the laws of Tennessee. Our charter also provides, generally, for the indemnification of directors and officers, among others, against judgments, settlements, penalties, fines and reasonable expense actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities except in connection with a proceeding by or in the right of our company in which the director was adjudged liable to our company or in connection with any other proceeding, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

                                  EXHIBIT INDEX

3.1    - Second Restated Charter of the Company (previously filed as Exhibit
         3.1 to our Current Report on Form 8-K dated March 6, 1996 and incorporated by reference herein)

3.2 - Bylaws of RFS Hotel Investors, Inc. (filed as Exhibit 3.2 to our Registration Statement on Form S-11 (Registration No. 33-63696) and incorporated by reference herein)

3.3 - Fourth Amended and Restated Agreement of Limited Partnership of RFS Partnership, L.P. (filed as Exhibit 3.3(b)) to our Annual Report on Form 10-K for the year ended December 31, 1996 (Registration No. 0-22164) filed with the Commission on March 31, 1997 and incorporated by reference herein)

4.1 - Specimen Common Stock Certificate (previously filed as Exhibit 4.1 to our Registration Statement on Form S-11 (Registration No. 33-63696) and incorporated by reference herein)

5.1    - Opinion of Hunton & Williams

8.1    - Opinion of Hunton & Williams with respect to certain tax matters

23.1   - Consent of PricewaterhouseCoopers LLP

23.2   - Consent of Hunton & Williams (included in Exhibit 5.1)

24.1 - Power of Attorney (located on the signature page of this Registration Statement)


         ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information. The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to

Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 28th day of September, 2000.

                                    RFS Hotel Investors, Inc.,
                                    a Tennessee corporation
                                    (Registrant)



                                    By: /s/ Robert M. Solmson
                                        ----------------------------------------
                                        Robert M. Solmson
                                        Chairman of the Board and Chief
                                        Executive Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Randall L. Churchey and Kevin M. Luebbers, and each or either of them, his true and lawful attorney-in-fact with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to cause the same to be filed with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, whether substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the 28th day of September, 2000 by the following persons in the capacities indicated.

            Signature                               Title
            ---------                               -----

/s/ Robert M. Solmson                    Chairman of the Board and Chief
------------------------------------     Executive Officer (Principal
Robert M. Solmson                        Executive Officer)


/s/ Bruce E. Campbell                    Director
------------------------------------
Bruce E. Campbell


/s/ H. Lance Forsdick                    Director
------------------------------------
H. Lance Forsdick


/s/ R. Lee Jenkins                       Director
------------------------------------
R. Lee Jenkins


/s/ Harry J. Phillips, Sr.               Director
------------------------------------
Harry J. Phillips, Sr.


/s/ Richard Reiss, Jr.                   Director
------------------------------------
Richard Reiss, Jr.


/s/ Michael S. Starnes                   Director
------------------------------------
Michael S. Starnes


/s/ John W. Stokes, Jr.                  Director
------------------------------------
John W. Stokes, Jr.


/s/ Randall L. Churchey                  Director
---------------------------
Randall L. Churchey


/s/ Kevin M. Luebbers                    Chief Financial Officer and Treasurer
------------------------------------     (Principal Financial and Accounting
Kevin M. Luebbers                        Officer)

                                  EXHIBIT INDEX

3.1    - Second Restated Charter of the Company (previously filed as Exhibit
         3.1 to the Company's Current Report on Form 8-K dated March 6, 1996 and incorporated by reference herein)

3.2 - Bylaws of RFS Hotel Investors, Inc. (filed as Exhibit 3.2 to the Company's Registration Statement on Form S-11 (Registration No. 33-63696) and incorporated by reference herein)

3.3 - Fourth Amended and Restated Agreement of Limited Partnership of RFS Partnership, L.P. (filed as Exhibit 3.3(b)) to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (Registration No. 0-22164) filed with the Commission on March 31, 1997 and incorporated by reference herein)

4.1 - Specimen Common Stock Certificate (previously filed as Exhibit 4.1 to the Company's Registration Statement on Form S-11 (Registration No. 33-63696) and incorporated by reference herein)

5.1    - Opinion of Hunton & Williams

8.1    - Opinion of Hunton & Williams with respect to certain tax matters

23.1   - Consent of PricewaterhouseCoopers LLP

23.3   - Consent of Hunton & Williams (included in Exhibit 5.1)

24.1 - Power of Attorney (located on the signature page of this Registration Statement)